UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 14, 2007
SENTISEARCH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52320	20-5655648

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1482 East Valley Road
Santa Barbara, CA		93108

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 805-684-1830
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     On May 14, 2007, the board of directors of SentiSearch, Inc. (the “Company”) appointed Erik R. Lundh, to serve as a director, effective as of May 16, 2007. Mr. Lundh becomes the fourth member of the Company’s board of directors. Mr. Lundh currently leads the biotechnology practice of Heidrick & Struggles, and has more than 16 years of experience in the life sciences sector. While in industry, Mr. Lundh worked for several life sciences companies in operating roles spanning corporate strategy, business development, sales and marketing, and commercial operations, most recently as executive vice president of commercial operations for Sentigen Holding Corp., our former parent company, concluding in 2004. Mr. Lundh was not selected pursuant to any arrangement or understanding with any person, and has had no direct or indirect interest in any of the Company’s transactions during the preceding or current fiscal year within the meaning of Item 404(a) of Regulation S-B.
     In connection with Mr. Lundh’s appointment to the board of directors, on May 16, 2007, the effective date of his appointment, Mr. Lundh received 50,000 options to purchase shares of the Company’s common stock, par value $.0001. The options vested immediately and were granted at an exercise price equal to the closing price of the Company’s common stock on the grant date. A copy of the option agreement between Mr. Lundh and the Company is attached as Exhibit 10.1 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
10.1	Option Agreement dated May 16, 2007 by and between Erik R. Lundh and SentiSearch, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SentiSearch, Inc.
Date: May 18, 2007	By:	/s/ Joseph K. Pagano
		Name:	Joseph K. Pagano
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
10.1	Option Agreement dated May 16, 2007 by and between Erik R. Lundh and SentiSearch, Inc.